Exhibit 10.2

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR THOMAS J. SHARA

THIS AGREEMENT is made effective as of April 2, 2008 (the “Effective Date”), by and among Lakeland Bancorp, Inc., a New Jersey corporation (the “Corporation”), Lakeland Bank, a New Jersey state chartered bank (the “Bank” and, collectively with the Corporation, the “Company”), and Thomas J. Shara (the “Executive”), intending to be legally bound hereby.

INTRODUCTION

The purpose of this Agreement is to provide specified benefits to Thomas J. Shara, President and Chief Executive Officer of the Corporation, in consideration of his anticipated future contributions to the continued growth, development and future business success of the Company.

AGREEMENT

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Beneficiary” means the person designated in writing by the Executive, pursuant to such forms provided by the Company and as described herein, to serve as his beneficiary under this Agreement in the event of his death.

1.1.2 “Board” means the Board of Directors of the Corporation.

1.1.3 Termination for “Cause” shall have the meaning set forth in the Employment Agreement.

1.1.4 “Change in Control” means a “Change in Control Event” as defined in the Employment Agreement; provided, however, that no event or occurrence shall constitute a Change in Control unless it also constitutes a “change in the ownership of the Corporation,” a “change in the effective control of the Corporation,” or a “change in the ownership of a substantial portion of the Corporation’s assets” (within the meaning of Section 409A(a)(2)(A)(v) of the Code).

1.1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.5 “Disability” shall have the meaning set forth in the Employment Agreement.

1.1.6 “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Termination for Cause or following a Change in Control.

1.1.7 “Employment Agreement” means that certain Employment Agreement, by and among the Executive, the Corporation and the Bank, dated as of the date hereof.

1.1.8 “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

1.1.9 “Good Reason” shall have the meaning set forth in the Employment Agreement.

1.1.10 “Normal Retirement Age” means the Executive’s 65th birthday.

1.1.11 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.1.12 “Plan Year” means the calendar year.

1.1.13 “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Corporation if any stock of the Corporation is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.1.14 “Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death; provided, however, that a Termination of Employment will not have occurred unless and until the Executive ceases to provide services as an employee of the Company at an annual rate that is less than twenty percent (20%) of the services rendered by the Executive to the Company, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is less than twenty percent (20%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period). The Executive shall not be considered to have a Termination of Employment if the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered by the Executive to the Company, on average, during the immediately preceding three (3) full calendar years of employment (of if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned by the Executive from the Company during the final three (3) full calendar years of employment (or if less, such lesser period). The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to re-employment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to re-employment, a Termination of Employment will be deemed to have occurred as of the first date immediately following such six (6) month period.

Article 2

Living Benefits

2.1 Normal Retirement Benefit. The Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement (other than the death benefit under Sections 3.2 or 3.3) upon Termination of Employment on or after the Normal Retirement Age for a reason other than due to the Executive’s death.

2.1.1 Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is $150,000.00 (one hundred fifty thousand dollars).

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in equal monthly installments of $12,500 each, payable on or about the first day of the month following the Executive’s Normal Retirement Date and continuing for the 179 consecutive months that follow.

2.2 Early Termination Benefit. If, prior to a Change in Control, the Executive resigns his employment with the Company for Good Reason, the Executive’s employment with the Company terminates due to Disability, or the Executive’s employment with the Company is terminated by the Company other than as a result of a Termination for Cause, the Company shall, in lieu of any other benefit under this Agreement (other than the death benefit under Sections 3.2 or 3.3), pay to the Executive the Normal Retirement Benefit set forth in Section 2.1.1 in equal monthly installments of $12,500 each, payable on or about the first day of the month commencing with the month following the Executive’s Normal Retirement Age and continuing for the 179 consecutive months that follow.

2.3 Change in Control Benefit. If Executive is employed by the Company at the time of a Change in Control, the Company shall, in lieu of any other benefit under this Agreement (other than the death benefit under Sections 3.2 or 3.3), pay to the Executive the Normal Retirement Benefit set forth in Section 2.1.1 in equal monthly installments of $12,500 each, payable on or about the first day of the month commencing with the month following the Executive’s Normal Retirement Age and continuing for the 179 consecutive months that follow.

2.4 Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code, any payment that would otherwise be due to the Executive hereunder within six months after such Termination of Employment shall nonetheless be delayed until the first business day of the seventh month following Employee’s Termination of Employment and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive’s employment with the Company terminates due to death, the Company shall, in lieu of the Living Benefits of Article 2, pay to the Executive’s Beneficiary the Normal Retirement Benefit set forth in Section 2.1.1 in 180 equal monthly installments of $12,500 each, payable on or about the first day of each month commencing within 60 days of receipt by the Company of the Executive’s death certificate.

3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive’s Beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence within 60 days of receipt by the Company of the Executive’s death certificate.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a Beneficiary hereunder by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive, or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, the Beneficiary shall be the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Excess Parachute Payment. The amounts payable pursuant to this Agreement shall be subject to the provisions of Section 5(c)(3) of the Employment Agreement.

5.2 No Benefits Payable. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if (i) the Company terminates the Executive’s employment as a result of a Termination for Cause, or (ii) the Executive resigns his employment with the Company other than for Good Reason prior to the earlier of Normal Retirement Age or a Change in Control.

5.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

5.4 Competition after Termination of Employment. The Executive shall forfeit his right to any further benefits if the Executive, prior to the occurrence of a Change in Control and without the prior written consent of the Company, violates any one of the restrictive covenants set forth in Section 6(a) of the Employment Agreement while such restrictive covenants are in effect.

5.5 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the Company, or any other reason; provided, however, that the Company shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. If the Executive or the Executive’s Beneficiary (“claimant”) has not received benefits under the Agreement that he or she believes should be paid, he or she shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expect to render their decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1 The specific reasons for the denial,

6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5 A statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1 The specific reasons for the denial,

6.2.5.2 A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including, without limitation, Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

7.3.1 Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation accrued under the terminated arrangements within twelve (12) months of the termination of the arrangements;

7.3.2 Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

7.3.3 Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder); provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Miscellaneous

8.1 Administration. The Company shall have powers, which are necessary to administer this Agreement, including but not limited to:

8.1.1 Interpreting the provisions of the Agreement;

8.1.2 Establishing and revising the method of accounting for the Agreement; Maintaining a record of benefit payments;

8.1.3 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

8.1.4 Delegate any of the foregoing powers to any person or persons or committee or committees.

8.2 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New Jersey without regard to choice of law principles, except to the extent preempted by the laws of the United States of America.

8.3 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof; provided, however, that nothing herein is intended to supersede any provision of the Employment Agreement. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.5 Administrator. The Company shall be the administrator under this Agreement. The Company may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

8.6 Right of Offset. The Company shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Company.

8.7 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee of the Company nor interfere with the Executive’s right to terminate employment at any time.

8.8 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.9 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Secretary
Lakeland Bancorp, Inc.
250 Oak Ridge Road
Oak Ridge, New Jersey 07438

To the Executive:	Thomas J. Shara
92 Frost Court
Wyckoff, New Jersey 07481

8.10 Facility of Payment. If the Executive is declared to be incompetent, or incapable of handling the disposition of his or her property, the Company may pay any benefit due hereunder to the duly appointed guardian, legal representative or person having the care or custody of the Executive. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

8.11 Reorganization. Neither the Corporation nor the Bank shall merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Corporation and the Bank hereunder.

8.12 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.13 Unfunded Plan; Nature of Obligations. The benefits to be provided under this Agreement shall be “unfunded” within the meaning of Title I of ERISA. The Company shall not be required to segregate or invest any amounts credited hereunder, and all such amounts shall continue for all purposes to be a part of the general funds of the Company. The Executive’s right to receive payments from the Company hereunder shall be no greater than the right of any other unsecured general creditor of the Company. The Executive shall have no right to transfer, assign, alienate, anticipate, pledge, or encumber any part of the benefits provided hereunder, nor shall such benefits be subject to seizure by legal process by any creditor of the Executive. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder.

8.14 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.15 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.17 Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and any regulations promulgated thereunder.

8.18 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including regulations as may be promulgated after the Effective Date of this Agreement. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and duly authorized officers of the Corporation and the Bank have signed this Agreement.

/s/ Thomas J. Shara
Thomas J. Shara

WITNESS:

/s/ Julie Stachura

LAKELAND BANK

	By:	/s/ John Fredericks
	Name:	John Fredericks
	Title:	Chairman

WITNESS:

/s/ Julie Stachura

LAKELAND BANCORP, INC.

	By:	/s/ John Fredericks
	Name:	John Fredericks
	Title:	Chairman

WITNESS:

/s/ Julie Stachura

BENEFICIARY DESIGNATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Thomas J Shara

I designate the following as Beneficiary of any death benefits under the Supplemental Executive Retirement Plan Agreement:

Primary:

Contingent:

Note:	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this          day of             , 2008.

By:

Title: